                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              AMENDED AND RESTATED
                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*

                             NACCO INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                    CLASS B COMMON, PAR VALUE $1.00 PER SHARE
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                  629579 20 02
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)
                              ALFRED M. RANKIN, JR.
                             5875 LANDERBROOK DRIVE
                        MAYFIELD HEIGHTS, OHIO 44124-4017
                                 (216) 449-9600
--------------------------------------------------------------------------------
                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

                                DECEMBER 31, 1996
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS AMENDED AND RESTATED SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13d-1(b)(3) OR (4), CHECK THE FOLLOWING BOX [ ].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               (Page 1 of 19 Pages)

------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------              ----------------------------------
CUSIP No.  629579 20 02              13D                   Page  2  of 19 Pages
          -----------------                                     ----  ----
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Clara L. T. Rankin
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY


--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS*

                  00 - See Item 3
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                            [ ]

--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                                    7        SOLE VOTING POWER

                                                      0

         NUMBER OF            -------------------------------------------------
          SHARES                    8        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                     7,000
      EACH REPORTING          -------------------------------------------------
        PERSON WITH                 9        SOLE DISPOSITIVE POWER

                                                      0
                              -------------------------------------------------
                                    10       SHARED DISPOSITIVE POWER

                                                      479,371

-------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  479,371
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
         CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                  28.3%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------              ----------------------------------
CUSIP No.  629579 20 02              13D                   Page  3  of 19 Pages
          -----------------                                     ----  ----
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Alfred M. Rankin, Jr.
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY


--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS*

                  00 - See Item 3
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                            [ ]

--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                                    7        SOLE VOTING POWER

                                                      0

         NUMBER OF            -------------------------------------------------
          SHARES                    8        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                     0
      EACH REPORTING          -------------------------------------------------
        PERSON WITH                 9        SOLE DISPOSITIVE POWER

                                                      0
                              -------------------------------------------------
                                    10       SHARED DISPOSITIVE POWER

                                                      472,371

-------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  472,371
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
         CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                  27.9%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------              ----------------------------------
CUSIP No.  629579 20 02              13D                   Page  4  of 19 Pages
          -----------------                                     ----  ----
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Thomas T. Rankin
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY


--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS*

                  00 - See Item 3
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                            [ ]

--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                                    7        SOLE VOTING POWER

                                                      71,516

         NUMBER OF            -------------------------------------------------
          SHARES                    8        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                     0
      EACH REPORTING          -------------------------------------------------
        PERSON WITH                 9        SOLE DISPOSITIVE POWER

                                                      71,516
                              -------------------------------------------------
                                    10       SHARED DISPOSITIVE POWER

                                                      472,371

-------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  543,887
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
         CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                  32.1%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------              ----------------------------------
CUSIP No.  629579 20 02              13D                   Page  5  of 19 Pages
          -----------------                                     ----  ----
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Claiborne R. Rankin
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY


--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS*

                  00 - See Item 3
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                            [ ]

--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                                    7        SOLE VOTING POWER

                                                      77,318

         NUMBER OF            -------------------------------------------------
          SHARES                    8        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                     0
      EACH REPORTING          -------------------------------------------------
        PERSON WITH                 9        SOLE DISPOSITIVE POWER

                                                      77,318
                              -------------------------------------------------
                                    10       SHARED DISPOSITIVE POWER

                                                      472,371

-------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  549,689
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
         CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                  32.4%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------              ----------------------------------
CUSIP No.  629579 20 02              13D                   Page  6  of 19 Pages
          -----------------                                     ----  ----
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Roger F. Rankin
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY


--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS*

                  00 - See Item 3
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                            [ ]

--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                                    7        SOLE VOTING POWER

                                                      78,198

         NUMBER OF            -------------------------------------------------
          SHARES                    8        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                     0
      EACH REPORTING          -------------------------------------------------
        PERSON WITH                 9        SOLE DISPOSITIVE POWER

                                                      78,198
                              -------------------------------------------------
                                    10       SHARED DISPOSITIVE POWER

                                                      472,371

-------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  550,569
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
         CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                  32.5%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------              ----------------------------------
CUSIP No.  629579 20 02              13D                   Page  7  of 19 Pages
          -----------------                                     ----  ----
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Bruce T. Rankin
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY


--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS*

                  00 - See Item 3
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                            [ ]

--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                                    7        SOLE VOTING POWER

                                                      0

         NUMBER OF            -------------------------------------------------
          SHARES                    8        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                     0
      EACH REPORTING          -------------------------------------------------
        PERSON WITH                 9        SOLE DISPOSITIVE POWER

                                                      0
                              -------------------------------------------------
                                    10       SHARED DISPOSITIVE POWER

                                                      472,371

-------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  472,371
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
         CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                  27.9%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------              ----------------------------------
CUSIP No.  629579 20 02              13D                   Page  8  of 19 Pages
          -----------------                                     ----  ----
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Victoire G. Rankin
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY


--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS*

                  00 - See Item 3
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                            [ ]

--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                                    7        SOLE VOTING POWER

                                                      0

         NUMBER OF            -------------------------------------------------
          SHARES                    8        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                     0
      EACH REPORTING          -------------------------------------------------
        PERSON WITH                 9        SOLE DISPOSITIVE POWER

                                                      0
                              -------------------------------------------------
                                    10       SHARED DISPOSITIVE POWER

                                                      472,371

-------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  472,371
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
         CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                  27.9%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------              ----------------------------------
CUSIP No.  629579 20 02              13D                   Page  9  of 19 Pages
          -----------------                                     ----  ----
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Margaret E. Taplin
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY


--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS*

                  00 - See Item 3
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                            [ ]

--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                                    7        SOLE VOTING POWER

                                                    7,487

         NUMBER OF            -------------------------------------------------
          SHARES                    8        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                     0
      EACH REPORTING          -------------------------------------------------
        PERSON WITH                 9        SOLE DISPOSITIVE POWER

                                                    7,487
                              -------------------------------------------------
                                    10       SHARED DISPOSITIVE POWER

                                                      0

-------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,487
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
         CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                  0.4%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------              ----------------------------------
CUSIP No.  629579 20 02              13D                   Page  10 of 19 Pages
          -----------------                                     ----  ----
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   CTR Family Associates, L.P.
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY


--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS*

                  00 - See Item 3
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                            [ ]

--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Georgia
--------------------------------------------------------------------------------
                                    7        SOLE VOTING POWER

                                                      0

         NUMBER OF            -------------------------------------------------
          SHARES                    8        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                     0
      EACH REPORTING          -------------------------------------------------
        PERSON WITH                 9        SOLE DISPOSITIVE POWER

                                                      0
                              -------------------------------------------------
                                    10       SHARED DISPOSITIVE POWER

                                                      0

-------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
         CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                  0%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------              ----------------------------------
CUSIP No.  629579 20 02              13D                   Page  11 of 19 Pages
          -----------------                                     ----  ----
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Rankin Management, Inc.
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY


--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS*

                  00 - See Item 3
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                            [ ]

--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Georgia
--------------------------------------------------------------------------------
                                    7        SOLE VOTING POWER

                                                      472,371

         NUMBER OF            -------------------------------------------------
          SHARES                    8        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                     0
      EACH REPORTING          -------------------------------------------------
        PERSON WITH                 9        SOLE DISPOSITIVE POWER

                                                      0
                              -------------------------------------------------
                                    10       SHARED DISPOSITIVE POWER

                                                      472,371

-------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  472,371
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
         CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                  27.9%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

                  CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------              ----------------------------------
CUSIP No.  629579 20 02              13D                   Page  12 of 19 Pages
          -----------------                                     ----  ----
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   National City Bank, as trustee
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY


--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS*

                  00 - See Item 3
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                            [ ]

--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                                    7        SOLE VOTING POWER

                                                      0

         NUMBER OF            -------------------------------------------------
          SHARES                    8        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                     21,000
      EACH REPORTING          -------------------------------------------------
        PERSON WITH                 9        SOLE DISPOSITIVE POWER

                                                      0
                              -------------------------------------------------
                                    10       SHARED DISPOSITIVE POWER

                                                      21,000

-------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  21,000
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
         CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                  1.2%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

                  BK
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                              AMENDED AND RESTATED
                                  SCHEDULE 13D
--------------------------------              ----------------------------------
CUSIP No.  629579 20 02              13D                   Page  13 of 19 Pages
--------------------------------              ----------------------------------


     The Schedule 13D filed on March 29, 1990, as amended by Amendment No. 1 filed on April 11, 1990, as amended by Amendment No. 2 filed on March 14, 1991, as amended by Amendment No. 3 filed on March 20, 1992, as amended by Amendment No. 4 filed on March 9, 1994, as amended and restated in its entirety pursuant to Regulation S-T, Rule 101(a)(2) on March 30, 1994 (the "Schedule 13D") and as amended by Amendment No. 1 to the amended and restated Schedule 13D filed on March 28, 1995, as amended by Amendment No. 2 to the amended and restated
Schedule 13D filed on March 21, 1996, and as amended by Amendment No. 3 to the amended and restated Schedule 13D filed on November 25, 1996, on behalf of certain signatories to the Stockholders' Agreement, dated as of March 15, 1990, as amended, among the signatories thereto, NACCO Industries, Inc. and KeyCorp Shareholder Services, Inc. (successor by merger to Ameritrust Company National Association), as depository, is hereby further amended as follows:

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION
        -------------------------------------------------

     Item 3 of the Schedule 13D is hereby amended by deleting the final paragraph thereof in its entirety and inserting in its stead the following:

     CTR Family Associates, L.P. acquired the shares of Class B Common initially held by CTR Family Associates, L.P. as capital contributions from its partners in connection with its formation and the execution and delivery of the Agreement of Limited Partnership of CTR Family Associates, L.P. (the "Partnership Agreement"). CTR Family Associates, L.P. acquired 46,000 additional shares of Class B Common as additional capital contributions from Clara L.T. Rankin, a limited partner of CTR Family Associates, L.P., on December 31, 1996 in exchange for limited partnership interests. Ms. Rankin acquired the 46,000 shares of Class B Common so contributed to CTR Family Associates, L.P. as follows:

          (a) Pursuant to an Exchange Agreement, dated as of November 26, 1996 (the "November 1996 Exchange Agreement," a copy of which is attached hereto as Exhibit 16), Ms. Rankin exchanged 30,000 shares of Class A Common to acquire 30,000 shares of Class B Common from a charitable lead trust created by Frank E. Taplin, Jr., pursuant to a trust agreement dated December 15, 1976, for the benefit of the grandchildren of Frank E. Taplin, Jr. (the "Frank E. Taplin, Jr. Charitable Lead Trust"); and

          (b) On December 31, 1996, Ms. Rankin acquired an aggregate of 16,000 shares of Class B Common by exchanging 1,600 shares of Class A Common for 1,600 shares of Class B Common with each of 10 trusts, all of which were created by Ms. Rankin pursuant to a trust agreement dated December 28, 1976 for the benefit of Ms. Rankin's grandchildren (the "Rankin Grandchildren Trusts").

                              AMENDED AND RESTATED
                                  SCHEDULE 13D
--------------------------------              ----------------------------------
CUSIP No.  629579 20 02              13D                   Page 14 of 19 Pages
--------------------------------              ----------------------------------


ITEM 5. INTEREST IN SECURITIES OF THE ISSUER
        ------------------------------------

     Item 5 of the Schedule 13D is hereby amended by deleting the first paragraph under Section (a)-(b) and replacing such first paragraph in its entirety with the following:

     Although each Reporting Person disclaims beneficial ownership of any shares of Class B Common beneficially owned by each other Reporting Person, pursuant to the Act and regulations thereunder the Reporting Persons may be deemed as a group to have acquired beneficial ownership of 1,542,757 shares of the Class B Common, the aggregate number of shares of Class B Common which are subject to the terms of the Stockholders' Agreement, representing approximately 91.05% of the outstanding Class B Common of the Company as of January 3, 1997.

            Item 5 of the Schedule 13D is hereby further amended as hereinafter set forth.

            (a) The statements under the heading CLARA L. T. RANKIN are hereby deleted and replaced in their entirety by the following:

     CLARA L. T. RANKIN. Ms. Rankin shares the power to vote and to dispose of 7,000 shares of Class B Common and shares the power to dispose of 472,371 shares of Class B Common, which together constitute approximately 28.3% of the outstanding Class B Common.

            (b) The statements under the heading ALFRED M. RANKIN, JR. are hereby deleted and replaced in their entirety by the following:

     ALFRED M. RANKIN, JR. Mr. Rankin shares the power to dispose of 472,371 shares of Class B Common, which constitutes approximately 27.9% of the outstanding Class B Common.

            (c) The statements under the heading THOMAS T. RANKIN are hereby deleted and replaced in their entirety by the following:

     THOMAS T. RANKIN. Mr. Rankin has the sole power to vote and to dispose of 71,516 shares of Class B Common, including 3,187 shares of Class B Common held as custodian for a minor son, and has shared power to dispose of 472,371 shares of Class B Common, which together constitute approximately 32.1% of the outstanding Class B Common.

            (d) The statements under the heading CLAIBORNE R. RANKIN are hereby deleted and replaced in their entirety by the following:

     CLAIBORNE R. RANKIN. Mr. Rankin has the sole power to vote and to dispose of 77,318 shares of Class B Common, including 650 shares of Class B Common held as custodian for a minor daughter, 2,408 shares of Class B Common held as custodian for a

                              AMENDED AND RESTATED
                                  SCHEDULE 13D
--------------------------------              ----------------------------------
CUSIP No.  629579 20 02              13D                   Page  15 of 19 Pages
--------------------------------              ----------------------------------


daughter and 1,630 shares of Class B Common held as custodian for a minor son, and has shared power to dispose of 472,371 shares of Class B Common, which together constitute approximately 32.4% of the outstanding Class B Common.

            (e) The statements under the heading ROGER F. RANKIN are hereby deleted and replaced in their entirety by the following:

     ROGER F. RANKIN. Mr. Rankin has the sole power to vote and to dispose of 78,198 shares of Class B Common, and has shared power to dispose of 472,371 shares of Class B Common, which together constitute approximately 32.5% of the outstanding Class B Common.

            (f) The statements under the heading BRUCE T. RANKIN are hereby deleted and replaced in their entirety by the following:

     BRUCE T. RANKIN. Mr. Rankin has shared power to dispose of 472,371 shares of Class B Common, which constitutes approximately 27.9% of the outstanding Class B Common.

            (g) The statements under the heading VICTOIRE G. RANKIN are hereby deleted and replaced in their entirety by the following:

     VICTOIRE G. RANKIN. Mrs. Rankin has shared power to dispose of 472,371 shares of Class B Common, which constitutes approximately 27.9% of the outstanding Class B Common.

            (h) The statements under the heading MARGARET E. TAPLIN are hereby deleted and replaced in their entirety by the following:

     MARGARET E. TAPLIN. Mrs. Taplin has the sole power to vote and to dispose of 7,487 shares of Class B Common, which constitutes approximately 0.4% of the outstanding Class B Common.

            (i) The statements under the heading RANKIN MANAGEMENT, INC. are hereby deleted and replaced in their entirety by the following:

     RANKIN MANAGEMENT, INC. Rankin Management, Inc. has the sole power to vote 472,371 shares of Class B Common, and has shared power to dispose of the same 472,371 shares of Class B Common with the partners of CTR Family Associates, L.P., which constitutes approximately 27.9% of the outstanding Class B Common.

            (j) The statements under the heading NATIONAL CITY BANK are hereby deleted and replaced in their entirety by the following:

     NATIONAL CITY BANK. As trustee of an irrevocable trust for the benefit of Elizabeth E. Brown, National City Bank may be deemed to have shared power to vote and to

                              AMENDED AND RESTATED
                                  SCHEDULE 13D
--------------------------------              ----------------------------------
CUSIP No.  629579 20 02              13D                   Page  16 of 19 Pages
--------------------------------              ----------------------------------


dispose of 21,000 shares of Class B Common, which constitutes 1.2% of the outstanding Class B Common. National City Bank disclaims beneficial ownership of such shares.

            (k) The statements in Section (c) of Item 5 of the Schedule 13D are hereby deleted and replaced in their entirety by the following:

            (c) There have been no transactions in Class B Common by any of the persons named in response to Item 2 hereof in the period between November 25, 1996 and the date of the filing of this Amendment No. 4, other than the following:

     (1) On November 26, 1996, Ms. Rankin acquired 30,000 shares of Class B Common from the Frank E. Taplin, Jr. Charitable Lead Trust in exchange for 30,000 shares of Class A Common pursuant to the November 1996 Exchange Agreement, a copy of which is attached hereto as Exhibit 16 and incorporated herein by reference in its entirety. Ms. Rankin subsequently transferred such shares of Class B Common to CTR Family Associates, L.P. as additional capital contributions, as more fully described in Item 3 hereto, which is incorporated herein by reference.

     (2) On December 31, 1996, Ms. Rankin acquired an aggregate of 16,000 shares of Class B Common by exchanging 1,600 shares of Class A Common for 1,600 shares of Class B Common with each of the 10 Rankin Grandchildren Trusts. Ms. Rankin subsequently transferred such shares of Class B Common to CTR Family Associates, L.P. as additional capital contributions, as more fully described in Item 3 hereto, which is incorporated herein by reference.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO
        ------------------------------------------------------------------------
        SECURITIES OF THE ISSUER
        ------------------------

            Item 6 of the Schedule 13D is hereby amended by inserting the following immediately after the second to last paragraph thereof:

     The Frank E. Taplin, Jr. Charitable Lead Trust and Clara L.T. Rankin entered into the November 1996 Exchange Agreement as of November 26, 1996, under the terms of which Ms. Rankin exchanged 30,000 shares of Class A Common to acquire 30,000 shares of Class B Common from the Frank E. Taplin, Jr. Charitable Lead Trust. A copy of the November 1996 Exchange Agreement is attached hereto as
Exhibit 16 and incorporated herein by reference in its entirety.

     Effective as of December 30, 1996, the partners of CTR Family Associates, L.P. amended the Partnership Agreement to reflect that Clara L.T. Rankin had subscribed for additional partnership interests, that Ms. Rankin had transferred some partnership interests as gifts to existing limited partners and to permit the managing partner to amend, without the consent of other partners, Schedules A and B to the Partnership Agreement as may be necessary to reflect transfers of partnership interests and the addition of new partners. A copy of the First Amendment to the Partnership Agreement is attached hereto as Exhibit 17 and incorporated herein by reference in its entirety.

                              AMENDED AND RESTATED
                                  SCHEDULE 13D
--------------------------------              ----------------------------------
CUSIP No.  629579 20 02              13D                   Page  17 of 19 Pages
--------------------------------              ----------------------------------


ITEM 7. MATERIAL TO BE FILED AS EXHIBITS
        --------------------------------

                  Item 7 of the Schedule 13D is hereby amended as follows:

(Exhibit 15)      Agreement pursuant to Rule 13d-1(f)(1)(iii), at page 19 of the manually signed and sequentially paginated copy of this Statement.

(Exhibit 16)      Exchange Agreement, dated as of November 26, 1996

(Exhibit 17)      First Amendment to Limited Partnership Agreement of CTR
                  Family Associates, L.P., dated as of December 30, 1996

                 [REMAINDER OF PAGE IS LEFT INTENTIONALLY BLANK.
                        SIGNATURES BEGIN ON NEXT PAGE.]

                              AMENDED AND RESTATED
                                  SCHEDULE 13D
--------------------------------              ----------------------------------
CUSIP No.  629579 20 02              13D                   Page  18 of 19 Pages
--------------------------------              ----------------------------------


     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated:  January 10, 1997
                           /s/ Alfred M. Rankin, Jr.
                           ------------------------------------
                           Name: Alfred M. Rankin, Jr.

                           /s/ Alfred M. Rankin, Jr.
                           ------------------------------------
                           Name: Alfred M. Rankin, Jr.

                           Attorney-in-Fact for Clara T. Rankin*
                           Attorney-in-Fact for Victoire G. Rankin*
                           Attorney-in-Fact for Helen R. Butler*
                           Attorney-in-Fact for Clara T. Rankin*
                           Attorney-in-Fact for Thomas T. Rankin*
                           Attorney-in-Fact for Matthew M. Rankin*
                           Attorney-in-Fact for Claiborne R. Rankin*
                           Attorney-in-Fact for Chloe O. Rankin*
                           Attorney-in-Fact for Roger F. Rankin*
                           Attorney-in-Fact for Bruce T. Rankin*
                           Attorney-in-Fact for Frank E. Taplin, Jr.*
                           Attorney-in-Fact for Margaret E. Taplin*
                           Attorney-in-Fact for Martha S. Kelly*
                           Attorney-in-Fact for Susan S. Panella*
                           Attorney-in-Fact for Jennifer T. Jerome*
                           Attorney-in-Fact for Caroline T. Ruschell*
                           Attorney-in-Fact for David F. Taplin*
                           Attorney-in-Fact for Thomas E. Taplin*
                           Attorney-in-Fact for Beatrice B. Taplin*
                           Attorney-in-Fact for Thomas E. Taplin, Jr.*
                           Attorney-in-Fact for Theodore D. Taplin*
                           Attorney-in-Fact for Britton T. Taplin*
                           Attorney-in-Fact for Frank E. Taplin*
                           Attorney-in-Fact for National City Bank, as trustee* Attorney-in-Fact for CTR Family Associates, L.P.* Attorney-in-Fact for Rankin Management, Inc.*

------------------

* The powers of attorney authorizing the above-named individual to act on behalf of each of the foregoing Reporting Persons are included in
         Exhibit 2 at pages 26 through 106 and pages 113 through 121 of such Exhibit, in Exhibit 13 at pages 6 through 8 of such Exhibit and in
         Exhibit 14 at pages 6 through 8 of such Exhibit.